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                                                                 EXHIBIT 3.16(d)

                                                                  11-16-88 9:38a

                              ARTICLES OF AMENDMENT

            Harrisonburg Motors, Inc., a Maryland corporation, having its principal office at 11333 McCormick Road, Hunt Valley, Maryland 21031 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

            FIRST: The Charter of the Corporation is hereby amended by striking in its entirety Article SECOND and by substituting in lieu thereof the following:

            "SECOND: The name of the Corporation is Edenton Motors, Inc."

            SECOND: By written informal action, unanimously taken by the Board of Directors of the Corporation, pursuant to and in accordance with
            Section 2-408(c) of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Directors of the Corporation duly advised the foregoing amendment and by written informal action unanimously taken by the stockholder of the Corporation in accordance with Section 2-505 of the Corporations and Associations Article of the Annotated Code of Maryland, the stockholder of the Corporation duly approved said amendment.

            IN WITNESS WHEREOF, Harrisonburg Motors, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunder affixed and attested by its Assistant Secretary on this 9th day of November, 1988, and its Vice President acknowledges that these Articles of Amendment are the act and deed of Harrisonburg Motors, Inc. and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


ATTEST:                          Harrisonburg Motors, Inc.


/s/ William F. Brown             By   /s/ John T. Connor, Jr.
----------------------------        -------------------------------
    William F. Brown                   John T. Connor, jr., Vice
    Assistant Secretary                President